Exhibit 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of July 10, 2007 (“First Amendment”), to the Rights Agreement (the “Rights Agreement”), dated as of September 6, 2005, between Boston Communications Group, Inc., a Massachusetts corporation (the “Company”), and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Agreement and Plan of Merger by among Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956 (“Parent”), Tea Party Acquisition Corp., a newly-formed Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (as the same may be amended from time to time the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub will commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company and (ii) Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent; and

WHEREAS, in connection with the Merger Agreement, certain executive officers of the Company are entering into a Tender and Support Agreement (as defined in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement the Company will grant to Parent and Merger Sub the Top-Up Option (as defined in the Merger Agreement);

WHEREAS, the Company desires to amend the Rights Agreement prior to entering into the Merger Agreement to render the Rights (as defined in the Rights Agreement) inapplicable to the Merger Agreement, the Offer, the Merger, the Tender and Support Agreement, the Top-Up Option and the other transactions contemplated by the Merger Agreement;

WHEREAS, Section 27 of the Rights Agreement provides that so long as the Rights are redeemable, the Company may, in its sole discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders and consistent with the objectives of the Board in adopting the Rights Agreement to amend the Rights Agreement prior to entering into the Merger Agreement to except from the operation of the Rights Agreement the Merger Agreement, the Offer, the Merger, the Tender and Support Agreement, the Top-Up Option and the other transactions contemplated by the Merger Agreement;

WHEREAS, at a duly convened special meeting, the Board approved the amendment of the Rights Agreement in the manner set forth herein; and

WHEREAS, the Company shall deliver to the Rights Agent a certificate of an appropriate officer of the Company certifying that this First Amendment is in compliance with the terms of Section 27 of the Rights Agreement and instructing the Rights Agent to execute and deliver this First Amendment;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.	Additional Definitions. Section 1 of the Rights Agreement is supplemented to add the following definitions in the proper alphabetical order:

“‘Effective Time’ shall have the meaning set forth in the Merger Agreement.”

“‘Merger Agreement’ shall mean the Agreement and Plan of Merger by and among the Company, Parent and Merger Sub, as it may be amended from time to time.”

“‘Merger’ shall have the meaning set forth in the Merger Agreement.”

“‘Merger Sub’ shall mean Tea Party Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Parent.”

“‘Parent’ shall mean Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956.”

“‘Offer’ shall mean the tender offer provided for in the Merger Agreement, as such offer may be amended from time to time.”

“‘Transactions’ shall mean (i) the announcement, approval, execution, delivery or amendment of the Merger Agreement or the Tender and Support Agreements, (ii) the announcement, commencement or amendment of the Offer, or the acceptance for payment of, or purchase or payment for, shares of Common Stock pursuant to the Offer, (iii) the announcement or exercise of the Top-Up Option or the purchase or payment for shares of Common Stock pursuant to the Top-Up Option; (iv) the announcement or consummation of the Merger, or (iv) the consummation of any of the other transactions contemplated by the Merger Agreement.”

2.	Amendment to Definition of “Acquiring Person.” Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: “Notwithstanding the foregoing or any provision to the contrary in this Agreement, neither Parent nor Merger Sub, nor any of their respective Subsidiaries, Affiliates or Associates, are, nor shall any of them be deemed to be, an Acquiring Person by virtue of the occurrence of any of the Transactions.”

3.	Amendment to Definition of “Distribution Date.” Section 1(n) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Distribution Date shall not occur or be deemed to have occurred as a result of the occurrence of any of the Transactions.”

4.	Amendment to Definition of “Section 11(a)(ii) Event.” Section 1(ee) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “provided, however, that notwithstanding the foregoing, a Section 11(a)(ii) Event shall not occur or be deemed to have occurred as a result of the occurrence of any of the Transactions.”

5.	Amendment to Definition of “Section 13 Event.” Section 1(gg) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Section 13 Event shall not occur or be deemed to have occurred as a result of the occurrence of any of the Transactions.”

6.	Amendment to Definition of “Stock Acquisition Date.” Section 1(ii) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; and further provided, that notwithstanding the foregoing, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of the occurrence of any of the Transactions.”

7.	Amendment to Definition of “Triggering Event.” Section 1(mm) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Triggering Event shall not occur or be deemed to have occurred as a result of the occurrence of any of the Transactions.”

8.	Amendment to Section 3(a). Section 3(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“(a) Until the earlier of (i) the close of business on the tenth Business Day (or such later date as may be determined by the Board) after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth Business Day (or such later date as may be determined by action of the Board) after the date that a tender or exchange offer (other than a Permitted Offer) by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2 of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”, provided, however, that notwithstanding the foregoing, a Distribution Date shall not occur or be deemed to have occurred as a result of the occurrence of any of the Transactions), (x) the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the “Rights Certificates”), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. With respect to certificates for the Common Stock outstanding as of the close of business on the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates for the Common Stock and the registered holders of the Common Stock shall also be the registered holders of the associated Rights. In addition, in connection with the issuance or sale of shares of Common Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (i) shall, with respect to shares of Common Stock so issued or sold pursuant to the exercise of stock options or under any employee benefit plan or arrangement, or upon the exercise, conversion or exchange of securities granted or issued by the Company prior to the Distribution Date, and (ii) may, in any other case, if deemed necessary or appropriate by the Board, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (x) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (y) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Sections 11(i) or 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.”

9.	Amendment to Section (7)(a). Section 7(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23 hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights expire as provided in Section 13(d) hereof, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iv) the time at which such Rights are exchanged as provided in Section 24 hereof, or (v) the Effective Time (the earliest of (i), (ii), (iii) (iv) and (v) being herein referred to as the “Expiration Date”).”

10.	Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 11(a)(ii) as a result of the occurrence of any of the Transactions.”

11.	Amendment to Section 11(n). The last sentence of Section 11(n) of the Rights Agreement is amended and restated in its entirety to read as follows:

“The Company shall not consummate any consolidation, merger, share exchange, sale or transfer described in clause (i), (ii), (iii) or (iv) of the prior sentence (which for the avoidance of doubt excludes the Merger) unless prior thereto the Company and such other Person shall have executed and delivered to the Rights Agent a supplemental agreement evidencing compliance with this Section 11(n).”

12.	Amendment to Section 13(a). Section 13(a) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 13(a) as a result of the occurrence of any of the Transactions.”

13.	Amendment to Section 15. Section 15 of the Rights Agreement is amended to add the following sentence after the last sentence thereof: “Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any of the Transactions.”

14.	Addition of new Section 25(c). A new Section 25(c) is hereby added reading in its entirety as follows:

“(c) Notwithstanding any provision to the contrary in this Agreement, the Company shall not be required to give any notice contemplated by this Section 25 in connection with the Merger provided that the Company will endeavor to provide the Rights Agent with notice of the Effective Time.”

15.	Termination of Merger Agreement. This First Amendment shall terminate automatically and be of no further force and effect from and after the termination of the Merger Agreement prior to the Acceptance Time, as defined in the Merger Agreement, whereupon the Rights Agreement shall automatically be the same as it existed immediately prior to the execution and delivery of this First Amendment; provided that for the avoidance of doubt, such termination of this First Amendment shall not affect the validity and effect of this First Amendment prior to such termination.

16.	Definitions. Terms not otherwise defined in this First Amendment shall have the meaning ascribed to such terms in the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this First Amendment.

17.	Governing Law. This First Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of Massachusetts applicable to contracts made and to be performed entirely within Massachusetts.

18.	Counterparts and Facsimile Signature. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. This First Amendment may be executed by facsimile signature.

19.	Descriptive Headings. Descriptive headings of the several Sections of this First Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

20.	Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

21.	Effectiveness. This First Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

BOSTON COMMUNICATIONS GROUP, INC.

By:	/s/ Joseph Mullaney
Name:	Joseph Mullaney
Title:	Acting Chief Executive Officer and Chief
Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Darlyne DioDato
Name:	Darlyne DioDato
Title:	Senior Managing Director